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                                                               EXHIBIT 3.4.2

                   CONSENT, WAIVER AND AMENDMENT NO. 2

                          AMENDED AND RESTATED
                     LIMITED PARTNERSHIP AGREEMENT

                                   OF

                        LSP-Cottage Grove, L.P.


     This CONSENT, WAIVER AND AMENDMENT NO. 2 dated March 20, 1998 (this "Agreement") to that certain AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT dated as of June 30, 1995 by and among LSP-Cottage Grove, Inc. ("LSP-CG"), a Delaware corporation, as the general partner, and Granite Power Partners, L.P. ("Granite"), a Delaware limited partnership and TPC Cottage Grove, Inc. ("TPC"), a Delaware corporation as the limited partners (as amended by Amendment No. 1 dated as of June 18, 1996, the "Partnership Agreement"), is made by each of LSP-CG, Granite, TPC and Cogentrix Cottage Grove, LLC ("Cogentrix CG"), a Delaware limited liability company. Capitalized terms used herein and not defined shall have the meaning set forth for such terms in the Partnership Agreement.

                           W I T N E S S E T H:

     WHEREAS, pursuant to that certain Securities Purchase Agreement dated as of March 20, 1998 by and among Granite, LS Power Corporation, Cogentrix Mid-America, Inc., Cogentrix CG and Cogentrix Whitewater, LLC, Granite desires to sell to Cogentrix CG all of the capital stock of LSP-CG and all of its Interest in the Partnership (such transaction, the "Sale");

     WHEREAS, TPC Funding LLC, a Delaware limited liability company and an affiliate of TPC ("TPC Funding"), intends to enter into a bridge loan and subsequent Rule 144A financing transaction which will require that, among other things, TPC pledge its Interest in the Partnership as collateral security to one or more financial institutions as agent(s) or collateral agent(s) for the benefit of such institutions and one or more creditors (such transaction, the "Tomen Financing");

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     WHEREAS, the terms and conditions of the Partnership Agreement provide for certain consents and approvals in connection with transactions such as the Sale and the Tomen Financing; and

     WHEREAS, the parties hereto desire to grant certain consents, waivers and amendments in order (i) to permit the Sale and to admit Cogentrix CG as a Partner upon consummation of the Sale and (ii) to permit TPC's pledge in connection with the Tomen Financing;

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, effective as of the date first written above, as follows:

                               ARTICLE I

                         WAIVERS AND CONSENTS

          Section 1.1 Right of First Offer. Notwithstanding Section 7.8 of the Partnership Agreement, each of TPC, LSP-CG and Granite hereby unconditionally and irrevocably waives its respective right of first offer with respect only to the Sale as described herein and consents to the Sale.

          Section 1.2  Transfers of Partnership Interests--the Sale.
Pursuant to, and notwithstanding the terms of, Article VII of the Partnership Agreement, including without limitation, Sections 7.1(b), 7.1(c)(iv), 7.2 and 7.7 thereof, LSP-CG, Granite and TPC each hereby waive any prohibitions to the Sale contained therein and hereby consent to the Sale in all respects, including without limitation (i) the admission of Cogentrix CG as a Limited Partner and substitution of Cogentrix CG for Granite for all purposes of the Partnership Agreement on identical terms and conditions as Granite and
(ii) the fact that Cogentrix CG, pursuant to the Sale, shall own 100% of the capital stock of the General Partner. In connection therewith, the General Partner hereby acknowledges that it has received adequate assurances, and Cogentrix CG hereby renders assurance to the General Partner and to TPC that, as required under the Partnership Agreement, Cogentrix CG, by virtue of and as of the date of execution of this Agreement, agrees to be bound by all of the terms and conditions of the Partnership Agreement.

          Section 1.3 Transfers of Partners Interests--the Tomen Financing. Pursuant to, and notwithstanding the terms of, Article VII of the

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Partnership Agreement, including without limitation Section 7.1 thereof, as of the date of execution of this Agreement, LSP-CG and Cogentrix CG each hereby waive any prohibitions to the Tomen Financing contained therein and hereby consent to the pledge of all or any portion of the Interest by TPC pursuant to the Tomen Financing including but not limited to a collateral assignment of TPC's rights to receive distributions relating to the TPC Interest from the Partnership from time to time and an irrevocable direction by TPC instructing the General Partner to pay over all such distributions to one or more financial institutions as agent(s) or collateral agent(s) for the benefit of such institutions and one or more creditors; provided, however, that notwithstanding any provision of this Agreement, no pledge, assignment, direction or other action by TPC of or relating to its Interest under this
Section 1.3 shall violate or result in a violation of Section 7.1(c) of the Partnership Agreement. TPC acknowledges and agrees that LS Power is assigning the Management Services Agreement to Cogentrix Energy, Inc.

          Section 1.4 Cooperation in Tomen Financing. Each of LSP-CG, Granite and Cogentrix CG, for itself and as agent on behalf of its Affiliate, Cogentrix Mid-America, Inc., acknowledges and agrees that it will provide such reasonable cooperation, assistance and information to TPC as TPC may reasonably request from time to time in connection with the Tomen Financing.

          Section 1.5 Name Change. Each of Granite and TPC acknowledge, agree and consent to the change of the name of the Partnership and LSP-CG to "Cogentrix-Cottage Grove, L.P." and "Cogentrix-CG, Inc." respectively
(or other similar derivations thereof) which shall occur on or before 180 days after the closing of the Sale. TPC, for itself and as agent on behalf of its Affiliate, TPC Funding, acknowledges and agrees that it will provide such reasonable cooperation, assistance and information to Cogentrix CG as Cogentrix CG may reasonably request from time to time in connection with the name change contemplated by this Section 1.5.

          Section 1.6 Community Contributions. Cogentrix CG agrees that it shall cause the General Partner of the Partnership in good faith to work to establish a program whereby the Partnership shall apply funds representing the annual difference between (i) $500,000 and (ii) the (x) real estate taxes, (y) personal property taxes and (z) sales taxes which may be levied upon any construction equipment purchased under the Second Amended and Restated Turnkey Construction Agreement dated as of April 11, 1995 between the Partnership and Westinghouse Electric Corporation, as amended (all as may be due and payable by the Partnership), towards certain expenditures or projects which inure to the good of the local Cottage Grove community. TPC hereby acknowledges and agrees that the establishment of such a program is within the authority of the General Partner of the Partnership, does not require any consent of TPC under the Partnership Agreement and TPC does not have, and hereby waives, the right to make any objections or require consent in the future with respect thereto.


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                               ARTICLE II

                               AMENDMENTS

          Section 2.1 Exhibit A. Exhibit A (Partners' Percentage Interest) to the Partnership Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

          Section 2.2  Section 2.1(c)(i)--Conversion to Achievement of a
14.0 Percent Return. The parties hereto agree that no adjustment to the TPC Cottage Grove, Inc. Partnership Interest is necessary and that no such adjustment has been or shall be made.

          Section 2.3 Section 2.1(c)(iii)--Following Achievement of a Fourteen Percent (14.0%) Return. Section 2.1(c)(iii) of the Partnership Agreement is hereby amended by deleting "or" in the next to last line of such section and inserting "and (iii) if a Refinancing shall have occurred," in lieu thereof.

          Section 2.4 Notices. Section 10.1 of the Partnership Agreement is hereby amended by deleting the notice address for the Partnership and LSP-CG in the second paragraph and inserting the following in lieu thereof:

     LSP-Cottage Grove, Inc.
     c/o Cogentrix Cottage Grove, LLC
     c/o Cogentrix Energy, Inc.
     9405 Arrowpoint Boulevard
     Charlotte, NC 28273
     Attention:  General Counsel
     Telephone:  (704) 525-3800
     Fax:        (704) 529-1006

          Section 2.5 Confidentiality. Section 10.22 of the Partnership Agreement is hereby deleted in its entirety and replaced by the following:

     Confidentiality. Each Partner agrees to treat in a confidential manner all information it receives from the Partnership concerning the Partnership and shall not disclose such information to any Person other than (i) to

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its employees, attorneys or agents and then only to the extent such disclosure, in the good faith determination of such Partner, is necessary for the performance of the duties or responsibilities of such Persons,
(ii) in connection with any action, litigation or proceeding arising out of or in connection with the Partnership Agreement or the other documents delivered hereunder or the enforcement hereof or thereof (provided, however, no information concerning the Partnership received by such Partner hereunder may be used or furnished in connection with any other contemplated litigation, proceeding or any governmental investigation, except as permitted by subsections (iii) and (iv) of this Section 10.22), (iii) to any banking, governmental or regulatory body having jurisdiction over it,
(iv) as may be required by law, applicable regulation or subpoena, in which case such Partner, to the extent practicable and permitted by law, shall notify promptly the Partnership of such disclosure (other than disclosure made by any Partner pursuant to subsection (iii) above), (v) to the extent any such information is in or becomes part of the public domain otherwise, or (vi) as may be reasonably necessary in connection with a financing transaction to be entered into by a Partner or any Affiliate thereof.


                              ARTICLE III

                             MISCELLANEOUS

          Section 3.1 Entire Agreement. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject hereof.

          Section 3.1 Modification. This Agreement may be modified only upon the prior written consent of each party hereto.

          Section 3.2 Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          Section 3.4 Further Assurances. Each party shall execute such deeds, assignments, endorsements, evidences of Transfer and other instruments and documents and shall give such further assurances as shall be reasonably necessary to perform its obligations hereunder.

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          Section 3.5  Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware and without reference to any conflict of law or choice of law principles of the State of Delaware that might apply the law of another jurisdiction.

          Section 3.6 Counterparts. This Agreement may be executed in any number of counterparts or with counterpart signature pages, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          Section 3.7 Limitation on Rights of Others. No Person other than a Partner and its successors and permitted assigns is, nor is it intended that any such other Person be treated as, a direct, indirect, intended or incidental third party beneficiary of this Agreement for any purpose whatsoever, nor shall any other Person have any legal or equitable right, remedy or claim under or in respect of this Agreement.

          Section 3.8 Gender; Number. As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural number, shall be deemed to be or include the other genders or number, as the case may be, whenever the context so indicates or requires.

          Section 3.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          Section 3.10 Exhibits. All exhibits referenced in this Agreement shall be incorporated herein by such reference and shall be deemed to be a integral part hereof.

          Section 3.11 Certain Remedies. Each Partner and the Partnership shall be entitled to all remedies at law and equity for breach of this Agreement. Each Partner further acknowledges that specific performance is an appropriate remedy for breach of any obligation hereunder.


                 [REMAINDER OF PAGE INTENTIONALLY BLANK]

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           IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the day and year first above written.

                                    GENERAL PARTNER:

                                    LSP-COTTAGE GROVE, INC.

                                    By: /s/ Michael Liebelson
                                        ---------------------
                                    Name:  Michael Liebelson
                                    Title: Managing Director


                                    LIMITED PARTNERS:

                                    GRANITE POWER PARTNERS, L.P.
                                    by its general partner
                                    LS POWER CORPORATION


                                   By: /s/ Michael Liebelson
                                       ----------------------
                                   Name:  Michael Liebelson
                                   Title: Managing Director


                                   TPC COTTAGE GROVE, INC.


                                   By: /s/ Masahiro Ishii
                                       --------------------
                                   Name:  Masahiro Ishii
                                   Title: Executive Vice President

                                   COGENTRIX COTTAGE GROVE, LLC


                                   By: /s/ James R. Pagano
                                       -----------------------
                                   Name:  James R. Pagano
                                   Title: President

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                               EXHIBIT A


                     PARTNERS' PERCENTAGE INTEREST

                                                    Percentage
     Partner                                         Interest
     -------                                        ----------

     General Partner
     ---------------

     LSP-Cottage Grove, Inc.                              1%

     Limited Partners
     ----------------

     Cogentrix Cottage Grove, LLC                     72.22%

     TPC Cottage Grove, Inc.                          26.78%
                                                     -------
          Total                                      100.00%

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